Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2014 on the financial statements of Venaxis, Inc., which report appears in the Annual Report on Form 10-K of Venaxis, Inc. for the year ended December 31, 2013, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP Horwath, P.C.
GHP Horwath, P.C.

Denver, Colorado
December 17, 2014